SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TALX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    3) Filing Party:

       -------------------------------------------------------------------------

    4) Date Filed:

       -------------------------------------------------------------------------

                                     [LOGO]


                         NOTICE OF THE ANNUAL MEETING OF
                               THE SHAREHOLDERS OF
                                TALX CORPORATION

                                                             St. Louis, Missouri
                                                                   July 18, 1997

TO THE SHAREHOLDERS OF
TALX CORPORATION

     The Annual Meeting of the Shareholders of TALX Corporation will be held at the Holiday Inn Westport, 1973 Craigshire Drive, St. Louis, Missouri 63146 on August 21, 1997, commencing at 2:00 p.m., St. Louis time, at which meeting only holders of record of the Company's Common Stock at the close of business on July 1, 1997 will be entitled to vote, for the following purposes:

     1. To elect two directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditor of the Company for the 1998 fiscal year;

     3. To transact such other and further business, if any, as properly may be brought the meeting.

                                        TALX CORPORATION

                                        By: William W. Canfield
                                            Chairman of the Board

Craig N. Cohen
Secretary

     EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                [CORPORATE LOGO]

                                TALX CORPORATION
                  1850 BORMAN COURT, ST. LOUIS, MISSOURI 63146


                                 PROXY STATEMENT

                                     FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                           TO BE HELD AUGUST 21, 1997

       -------------------------------------------------------------------

     This proxy statement is furnished to the holders of Common Stock of TALX Corporation (the "Company" or "TALX") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held at the Holiday Inn Westport, 1973 Craigshire Drive, St. Louis, Missouri 63146 on August 21, 1997 at 2:00 p.m. St. Louis time, and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about July 18, 1997.

     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy, and the shares represented thereby will be voted in accordance with your instructions. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     The close of business on July 1, 1997 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, 5,282,984 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 100 holders of record. Shareholders will be entitled to cast one vote on all matters for each share of Common Stock held of record on the record date.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended March 31, 1997 accompanies this proxy statement.

     The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone, telefax or other means, or personal interview, by directors, officers or regular employees of the Company.

COMMON STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND OFFICERS

     The following table sets forth information regarding the amount of the outstanding Common Stock as of June 18, 1997 beneficially owned by each director and nominee, the Chief Executive Officer and the three other most highly compensated executive officers of the Company (each a "Named Executive") and all of the directors and executive officers of the Company as a group:

                                                                       Percent of
                                                  Number of Shares    Common Stock
Name of Beneficial Owner                         Beneficially Owned  Outstanding(1)
-----------------------------------------------  ------------------  --------------

William W. Canfield ...........................          538,386(2)          10.2%
Craig N. Cohen ................................           11,982(3)             *
Richard F. Ford ...............................          681,231(4)          12.9%
Craig E. LaBarge ..............................            1,500                *
Michael E. Smith ..............................           16,556(5)             *
Eugene M. Toombs ..............................          475,768(6)           9.0%
John E. Tubbesing .............................           39,930(7)             *
M. Steve Yoakum ...............................             --                 --
All directors and executive officers as a group
  (8 persons) .................................        1,765,353(8)          33.0%

---------------

*   Represents beneficial ownership of less than one percent.

(1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2) Includes 63,209 shares held in trust for Mr. Canfield's children for which Mr. Canfield's spouse is trustee, and 7,849 shares which Mr. Canfield may acquire upon the exercise of common stock purchase warrants.

(3) Includes 10,856 shares which Mr. Cohen may acquire upon exercise of options within 60 days after June 18, 1997.

(4) Includes 660,824 shares beneficially owned by Gateway Venture Partners II, L.P., the manager of which is Gateway Associates, of which Mr. Ford is the managing general partner, and 20,407 shares which Gateway Partners, L.P. (of which Mr. Ford is the managing general partner), may acquire upon exercise of common stock purchase warrants.

(5) Includes 13,541 shares which Mr. Smith may acquire upon the exercise of options within 60 days after June 18, 1997.

(6) Includes 471,629 shares owned by MiTek, Inc. of which Mr. Toombs is President and Chief Executive Officer and a director, and 3,139 shares which Mr. Toombs may acquire upon the exercise of common stock purchase warrants.

(7) Includes 37,827 shares which Mr. Tubbesing may acquire upon the exercise of options within 60 days after June 18, 1997.

(8) Includes 93,618 shares which may be acquired upon exercise of options or warrants within 60 days after June 18, 1997.


COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock as of June 18, 1997:

                                               Amount and Nature of   Percent
    Name and Address of Beneficial Owner       Beneficial Ownership  of Class(1)
---------------------------------------------  --------------------  -----------

Gateway Venture Partners II, L.P.(2) ........          660,824          12.6%
William W. Canfield(3) ......................          538,386          10.2%
MiTek, Inc.(4) ..............................          471,629           9.0%

---------------

(1) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

(2) The address of Gateway Venture Partners II, L.P. is 8000 Maryland Avenue, St. Louis, MO 63105. Richard F. Ford, a director of the Company, is managing general partner of Gateway Associates, which is the manager of Gateway Venture Partners II, L.P.

(3) Mr. Canfield's address is c/o TALX Corporation, 1850 Borman Court, St. Louis, MO 63146. Includes 63,209 shares held in trust for Mr. Canfield's children for which Mr. Canfield's spouse is trustee, and 7,849 shares which Mr. Canfield may acquire upon the exercise of common stock purchase warrants.

(4) The address of MiTek, Inc. is 14515 N. Outer Forty Rd., St. Louis, MO 63017. Eugene M. Toombs, a director of the Company, is President and Chief Executive Officer and a director of MiTek, Inc.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Directors, executive officers, and greater than 10 percent beneficial shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Forms 5 were required for these persons, the Company believes that all its directors, executive officers and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during its fiscal year ended March 31, 1997, except that William W. Canfield (4), Richard F. Ford (2), Michael E. Smith (1), Eugene M. Toombs (2), John E. Tubbesing (1), Gateway Venture Partners II, L.P. (2) and MiTek, Inc. (a former owner of more than a ten percent beneficial interest in the Company) (1) each filed a late Form 4 report for the month of October 1996 relating to the number of transactions in parenthesis next to their respective names (including as one transaction single events relating to the Company's Series A, Series B and/or Series C Preferred Stock). Such Form 4s were necessitated by the automatic conversion of each of the reporting person's respective shares of the Company's preferred stock into shares of the Common Stock upon completion of the Company's initial public offering.

                            I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. At the Annual Meeting, two directors of the Company are to be elected for terms expiring at the Annual Meeting in 2000, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the nominees and directors has served in his principal occupation for the last five fiscal years, unless otherwise indicated. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

                                                                       Served As
                                                                       Director
Name, Age, Principal Occupation or Position, Other Directorships         Since
---------------------------------------------------------------------  ---------

TO BE ELECTED FOR TERMS ENDING IN 2000:

Eugene M. Toombs, 55                                                     1994

     Mr. Toombs is President and Chief Executive Officer and a director of MiTek, Inc. ("MiTek"), which is an international building components corporation with operations in nineteen countries around the world. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Prior to that, Mr. Toombs was President and Chief Operating Officer since 1991 and a Corporate Vice President from 1989 when he joined MiTek. Other professional services includes five years with Sonoco Products Co. as a Vice President and President of a joint-venture company and thirteen years at Boise Cascade Corporation where he held a variety of general management positions, including the presidency of a joint-venture packaging company. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business School.

Mr. Steve Yoakum, 43                                                     1991

     Mr. Yoakum is the Chief Operating Officer of Rockwood Capital Advisors, L.L.C., a fixed income investment management firm managing tax exempt assets, a position held since April 1997. From 1994 through March 1997, he was Executive Director of The Public School Retirement System of Missouri. Prior to his role at Public School, Mr. Yoakum held the position of Executive Director of the Missouri State Employee's Retirement System ("MOSERS") from 1987 to 1994. Additionally, Mr. Yoakum served two years as Executive Director of the Joint Committee on Public Employee Retirement Systems ("JCPERS") and eight years as Assistant Executive Director of the Missouri Local Government Employees' Retirement System. Mr. Yoakum holds a Bachelor of Science degree in Public Administration from the University of Missouri-Columbia.

TO CONTINUE IN OFFICE UNTIL 1999:

William W. Canfield, 57                                                  1986

     Mr. Canfield has been President and Chief Executive Officer and a director of the Company since 1986 and has been Chairman of the Board of Directors since 1988. He had earlier become Chairman of the Board of EKI, Incorporated ("EKI"), which was acquired by the Company in fiscal 1994. For approximately 10 years, Mr. Canfield was President of Intech Group Inc. ("Intech Group"), until its acquisition by the Company in 1996 (see "Certain Relationships and Related Transactions") and from 1985 through 1989, Mr. Canfield was Chairman, and a principal shareholder of Noetic Technologies Corp., an engineering software company which was purchased by MacNeal-Schwendler Corporation in 1989. Prior to that, Mr. Canfield was one of two founders of Financial Data Systems, Inc. which was started in 1968. In 1980, the company, which provided services and turnkey systems to savings banks, was purchased by Citicorp. Mr. Canfield is a director of Jefferson Savings Bancorp, Inc. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and an M.B.A. degree from Washington University.

Richard F. Ford, 60                                                      1987

     Mr. Ford is Managing General Partner of Gateway Associates L.P., a venture capital management firm he formed in 1984. From 1976-1983, he was President and Chief Operating Officer of Centerre Bancorporation (a regional bank holding company later acquired by Boatmen's Bancshares, Inc. which in turn was recently acquired by NationsBank Corporation). He joined the lead bank of Centerre Bancorporation in 1971 as Vice President of Corporate Lending before becoming President. Mr. Ford has served as Chairman of the American Bankers Association Commercial Lending Division and is a director of CompuCom Systems, Inc., D&K Wholesale Drug, Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of Arts degree in Economics from Princeton University.

TO CONTINUE IN OFFICE UNTIL 1998:

Craig E. LaBarge, 46                                                     1994

     Mr. LaBarge is Chief Executive Officer and President and a director of LaBarge, Inc., a publicly held company which is listed on the American Stock Exchange. LaBarge, Inc. is engaged in the contract engineering and manufacture of sophisticated electronic systems and devices and complex interconnect systems. Mr. LaBarge has held the position of Chief Executive Officer and President since 1991. Prior to that, Mr. LaBarge held the position of Chief Operating Officer and President from 1986-1991 and President of the Electronics Division from 1979-1986. Mr. LaBarge holds a Bachelor of Science degree from St. Louis University.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors met four times during fiscal 1997. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during 1997.

     The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating or similar committee. The Audit Committee which was formed in November 1996, of which Messrs. Canfield, LaBarge and Yoakum are members, met one time in the past fiscal year. This committee is responsible for recommending a public accounting firm to be retained for the coming year and reviews the work to be done by such firm and the adequacy of the Company's internal controls. The Compensation Committee, consisting of Messrs. Canfield, Ford and Toombs, establishes and oversees the compensation policies of the Company and determines executive compensation. The committee held two meetings in the past fiscal year. See "Compensation Committee Report on Executive Compensation."

DIRECTOR COMPENSATION

     The Company pays each director a $500 fee for each Board meeting attended and a $250 fee for each Committee meeting attended, plus expenses. Officers of the Company do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its Committees.

     Pursuant to the Company's Outside Directors' Stock Option Plan (the "Outside Directors' Plan"), adopted in July 1996, each non-employee director will receive on April 1 of each year an option to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided, that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors' Plan), the options will become immediately exercisable. Unexercised options will expire upon the termination of a participant's service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant's unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participants' death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant's unexercised unexpired options but not after the term of such options. A total of 80,000 shares of Common Stock have been authorized for issuance under the Outside Directors' Plan. Unless earlier terminated by the Board of Directors, the Plan will terminate on July 15, 2006.

EXECUTIVE OFFICERS

            Name            Age                     Position
--------------------------  ---  -----------------------------------------------

William W. Canfield.......  58   Chairman, President and Chief Executive Officer
John E. Tubbesing.........  45   Executive Vice President
Michael E. Smith..........  53   Vice President
Craig N. Cohen............  38   Chief Financial Officer and Secretary

     William A. Canfield, Chairman, President and Chief Executive Officer. For more information about Mr. Canfield, please see the appropriate description above under the above caption "Nominees and Continuing Directors."

     John E. Tubbesing, Executive Vice President. Mr. Tubbesing has been a Vice President of the Company since 1988 and the Executive Vice President of the Company since 1992 and is currently responsible for all Sales and Marketing. His experience prior to joining the Company in 1988 was as Vice President, Marketing for LDXNet, a predecessor to Wiltel, a national fiber optic-based telecommunications carrier, and as a Sales Manager for McDonnell Douglas Corporation's computer company, a major worldwide supplier of information systems to the manufacturing and telecommunications industries. Mr. Tubbesing holds a Bachelor of Science degree in Marketing and an MBA degree from the University of Missouri-Columbia.

     Michael E. Smith, Vice President. Mr. Smith has been Vice President of Business Development of the Company since 1994, and Mr. Smith's primary responsibility is managing the Company's relationships with its strategic marketing alliances. Previously, from 1989 to 1994, Mr. Smith had product responsibility for the Company's minicomputer-based voice response system. Before joining the Company, Mr. Smith served six years with Monsanto Company's MIS Systems corporate department and two years with the Digital Systems Group at General Motors' AC Electronics. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

     Craig N. Cohen, Chief Financial Officer and Secretary. Mr. Cohen has been Chief Financial Officer of the Company since 1994 and Secretary since 1996. Prior to that, Mr. Cohen spent twelve years with KPMG Peat Marwick LLP in a variety of positions, most recently as a Senior Manager in the Audit Department. Mr. Cohen also managed the information systems consulting practice of KPMG Peat Marwick LLP's St. Louis office. Mr. Cohen holds a Bachelor of Science in Accountancy and a Masters of Accountancy from the University of Missouri-Columbia.

EXECUTIVE COMPENSATION

     Compensation Summary. The following table sets forth certain summary information for the fiscal years ended March 31, 1997 and 1996 concerning the compensation paid and awarded to each of the Named Executives during such fiscal years.

                                            SUMMARY COMPENSATION TABLE
                                                                            LONG TERM
                                                    ANNUAL COMPENSATION    COMPENSATION
                               ------------------------------------------  ------------
                                                             OTHER ANNUAL   SECURITIES    ALL OTHER
           NAME AND                                          COMPENSATION   UNDERLYING  COMPENSATION
     PRINCIPAL POSITION        YEAR  SALARY($)  BONUS($)(1)      ($)(2)     OPTIONS(#)     ($)(3)
-----------------------------  ----  ---------  -----------  ------------  -----------  ------------

William W. Canfield..........  1997   $208,750       ---         ---               ---       $21,624
Chairman, President and Chief  1996    200,000   $ 5,000         ---               ---        20,072
Executive Officer

John E. Tubbesing............  1997   $138,433   $16,729         ---             4,856       $ 3,000
Executive Vice President       1996    129,433    33,927         ---               ---         2,979

Michael E. Smith.............  1997    $97,500   $ 7,897         ---             3,428       $ 2,135
Vice President                 1996     92,500    29,777(4)      ---               ---         2,325

Craig N. Cohen...............  1997    $89,667   $20,160         ---             4,285       $ 2,430
Chief Financial Officer and    1996     82,913    18,504         ---               ---         1,715
Secretary

---------------

(1) Includes bonuses earned in the reported year, which were paid in the following year. The payment of bonuses is at the discretion of the Compensation Committee of the Board of Directors.

(2) The Company has not included in the Summary Compensation Table the value of incidental personal perquisites furnished by the Company to the Named Executives since such value did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of such Named
    Executives.

(3) Represents contributions made by the Company on behalf of the Named Executives under the
    Company's 401(k) Plan during 1997 and 1996 and $18,624 and $16,284 for fiscal years 1997 and
    1996, respectively, for Mr. Canfield's premiums paid by the Company on his life insurance policies.

(4) Includes $19,777 of commissions.


     Stock Option Awards. The following table presents certain information concerning stock options granted during fiscal 1997 to each of the Named Executives. The exercise price for all of the grants of stock options was the fair market value of the Common Stock on the dates of grant as determined by the Compensation Committee of the Board of Directors.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                   Individual Grants (1)
                     ----------------------------------------------
                     Number of    % of Total                         Potential Realizable $
                       Shares       Options                             Value at Assumed
                     Underlying   Granted to   Exercise              Annual Rates of Stock
                      Options    Employees in    Price   Expiration  Price Appreciation for
                      Granted     Fiscal Year    ($/sh)      Date        Option Term (2)
                     ----------  ------------  --------  ----------  ----------------------
       Name                                                              5%          10%
-------------------                                                  ----------  ----------

William W. Canfield          --            --        --      --              --          --

John E. Tubbesing         2,285          2.6%      7.00   05/31/02       $5,440     $12,341
                          2,571          2.9%      7.00   06/17/02        6,121      13,886

Michael E. Smith          1,428          1.6%      7.00   05/31/02        3,400       7,713
                          2,000          2.3%      7.00   06/17/02        4,761      10,802

Craig N. Cohen              857          1.0%      7.00   05/31/02        2,040       4,629
                          3,428          3.9%      7.00   06/17/02        8,161      18,514

---------------

(1) Represents non-qualified stock options granted pursuant to the Company's 1994 Stock
    Option Plan. For a description of the terms of such stock options, see "--Benefit
    Plans--1994 Stock Option Plan" below.

(2) As required by the rules of the SEC, potential values are stated based on the prescribed assumptions that Common Stock will appreciate in value from the date of grant to the end of the option term at the indicated rates (compounded annually) and therefore are not intended to forecast possible future appreciation, if any, in the price of Common Stock.


     The following table sets forth, for the Named Executives, the number of shares for which stock options were exercised in fiscal 1997, the realized value or spread (the difference between the exercise price and market value on the date of exercise) and the number and unrealized spread of the unexercised options held by each at fiscal year end.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                           FISCAL YEAR-END OPTION VALUES
                                                     Number of Shares                   Value of Unexercised
                      Number of                   Underlying Unexercised                In-the-Money Options
                        Shares      Value       Options at Fiscal Year End             at Fiscal Year-End (3)
                     Acquired on  Realized  ----------------------------------  ------------------------------------
        Name         Exercise(1)    $(2)    Exercisable  Unexercisable  Total   Exercisable  Unexercisable   Total
-------------------  -----------  --------  -----------  -------------  ------  -----------  -------------  --------

William W. Canfield           --        --           --             --      --           --             --      --
John E. Tubbesing          1,000     2,625       37,827         27,027  64,854     $148,213        $93,170  $241,383
Michael E. Smith           2,285     5,998       13,541         11,313  24,854       51,898         35,484    87,381
Craig N. Cohen                --        --       10,856         11,999  22,855       37,389         35,998    73,387

---------------

(1) Does not include shares purchased by the Named Executives during fiscal 1997 under the Company's 1996 Employee
    Stock Purchase Plan, as follows: Mr. Tubbesing -- 55 shares; and Mr. Cohen -- 126 shares.

(2) Value of stock on exercises assumed to be $7 per share, estimated fair market value of shares prior to completion of the Company's initial public offering.

(3) Reflects the difference between the exercise price and $7.75 per share, which was the closing price of the
    Common Stock on March 31, 1997.


BENEFIT PLANS

     1988 Stock Option Plan. In 1988, the Company adopted a stock option plan (the "1988 Stock Option Plan"). Under the 1988 Stock Option Plan, the Board of Directors may from time to time grant stock options to purchase up to 187,109 shares of Common Stock to various key employees who may be designated by the Executive Committee in its discretion; 98,787 shares are available for future grants under this plan, although the Board of Directors has determined that no future grants will be made pursuant to this plan. The purchase price for options granted pursuant to the 1988 Stock Option Plan are not less than the fair market value of the Common Stock at the time of the award. The term of the options granted under the plan is not more than six years.

     1994 Stock Option Plan. On August 31, 1994, the Company adopted an incentive stock option plan which was amended and restated in July 1996 (the "1994 Stock Option Plan"). Under the 1994 Stock Option Plan, the Board of Directors may from time to time grant options to purchase up to 430,000 shares of Common Stock to certain key employees, who will be designated by a committee selected to administer the Plan; 170,405 shares are available for future grants. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the committee, shares of Common Stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by the Board, the 1994 Stock Option Plan will terminate on July 15, 2006.

     1996 Employee Stock Purchase Plan. In July 1996, the Company established the 1996 Employee Stock Purchase Plan (the "1996 Employee Stock Purchase Plan" or "ESPP") to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2001. A total of 80,000 shares of Common Stock were reserved for issuance under the ESPP, and 3,285 of such shares were issued under the ESPP in fiscal year 1997 . The ESPP is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code.

     The Company will make one or more periodic offerings, each offering to last three months, provided that a committee of the Board of Directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which may not exceed 15% of the compensation such employee receives during each offering period, but not more than $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of Common Stock. Participants may withdraw their contributions at any time before stock is purchased, and in the event of withdrawal such contributions will be returned to the participants without interest. The purchase price of the Common Stock is equal to 85% of the lower of (i) the market price of Common Stock at the beginning of the applicable offering period or (ii) the market price of Common Stock at the end of each offering period. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by the Company.

     In addition, the Company has established a stock option plan for its outside directors. See "--Director Compensation" above.

EMPLOYMENT AGREEMENTS

     In September 1996, the Company entered into employment agreements with William W. Canfield (36 months; $215,000 per year), John E. Tubbesing (12 months; $146,500 per year), Michael E. Smith (12 months; $100,000 per year) and Craig N. Cohen (12 months; $93,000 per year). The term of each agreement as well as each individual's initial annual base salary, is as noted in parenthesis next to each individual's name. Additionally, each employment agreement will automatically be extended annually for an additional one year period unless prior written notice is delivered to the employee or the Company by the other 90 days prior to the anniversary date of such employment agreement. Such employees are also eligible for a performance bonus based on a formula recommended by a committee of the Board of Directors and approved by the Board of Directors. Each employment agreement contains confidentiality provisions that extend indefinitely after termination of employment as well as non-solicitation and non-competition provisions that extend for one year after termination of employment. If the employment agreement is terminated by the Company without "cause" (as defined in the agreement, but including, without limitation, breach by the employee of the employment agreement) or by the employee for "good reason" (as defined in the agreement, but including, without limitation, breach of the employment agreement by the Company, the reduction of salary, benefits or other perquisites provided to employee under the agreement and failure by the Company to agree to an extension of such employee's employment agreement), the Company would be obligated to pay the employee his annual base salary plus a bonus (based on their estimated bonus for the year of termination) over the period (the "Continuation Period") which is equal to the original term of his agreement and which period commences on the date of early termination of such employee, and such amount shall be payable ratably over such Continuation Period, as well as to continue his employee benefits over such Continuation Period; however, if his employment agreement is terminated otherwise, the employee is only entitled to be paid through the date of his early termination. Further, if within 12 months of a "Change of Control" of the Company the employee, under certain circumstances, is terminated or resigns, (a) in the case of Mr. Canfield, he will be entitled to (i) a lump-sum cash payment equal to $1 less than three times an amount equal to the average annual compensation received by Mr. Canfield from the Company reported on his Form W-2 for the five calendar years preceding the calendar year of the Change of Control and (ii) the continuation of certain health insurance benefits for a three-year period and
(b) in the case of Mr. Tubbesing, Mr. Smith and Mr. Cohen, each will be entitled to (i) a lump-sum cash payment equal to 100% of their respective annual base salaries plus, (ii) a lump sum cash payment equal to their anticipated annual bonus (based on their estimated bonus for the year of termination), (iii) the continuation of certain health insurance and other employee benefits for a one-year period and (iv) payment for certain outplacement services. Additionally, the Company has agreed to make certain "gross-up" payments in the event any excise taxes are imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended or replaced, related to the employment agreements. The term "Change of Control" shall mean (i) a change of control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or any comparable successor provisions. Without limiting the foregoing, a "Change of Control" shall also include, without limitation, (i) the purchase or other acquisition by any person or group of beneficial ownership of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors, (ii) when individuals who, as of the date of the employment agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least two-thirds of the Board of Directors, provided that generally persons who are approved by the incumbent Board will be deemed a member thereof, and (iii) approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. All four employment agreements contain an arbitration provision.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised of two non-employee directors and one employee director. The Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. In establishing executive compensation, the Compensation Committee is guided by the following principles: (i) the total compensation payable to executive officers should be sufficiently competitive with the compensation paid by other high growth companies in the interactive communications industry for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components which reflect both the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. In general, the Company's compensation program attempts to limit increases in salaries and favors bonuses based on revenues, operating profit and individual merit. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value and further believes that executive officers can best increase shareholder value by managing the revenues and operating profit of the Company and by conceiving, developing and positioning the leading products and services in the Company's chosen markets.

     Compensation payments in excess of $1 million to the Chief Executive Officer or other three most highly compensated executive officers are subject to a limitation of deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation Committee does not expect cash compensation to its Chief Executive Officer or any other executive officer in the foreseeable future to be in excess of $1 million.

BASE SALARY

     The Compensation Committee sets the base salary for executives at the beginning of each fiscal year based upon a review of the salaries for comparable positions in high-growth companies in the Company's industry, the historical compensation levels of the Company's executives and the individual performance of the executives in the preceding year. In fiscal 1997, the base salaries of the executive officers were increased at an average rate of 8%.

MERIT BONUS PROGRAM

     Each year the Compensation Committee adopts management incentive plans for the executive officers, which reflect the Compensation Committee's belief that a portion of each executive officer's compensation should be tied to the achievement by the Company of its revenue and profit goals and by each executive officer of his individual objectives as determined by the Compensation Committee. Merit bonus goals based on the fiscal 1997 operating plan were approved by the Board of Directors at the beginning of each fiscal year. In addition, the plans prescribed adjustments in the merit bonus goals based upon the Company's actual operating profit. Quarterly, and at the end of the year, the Compensation Committee allocated merit bonuses to individual executives based on the executive's performance relative to his or her performance objectives. Under the plans, executive officers were entitled to receive an average bonus of approximately 40% of base salary if the Company achieved its goals for fiscal 1997 and the individual executive met or exceeded his objectives.

STOCK-BASED COMPENSATION

     Awards of stock options under the Company's stock option plans are designed to closely tie the long-term interests of the Company's executives and its shareholders and to assist in the retention of executives. The Compensation Committee selects the executive officers, if any, to receive stock options and determines the number of shares subject to each option. However, all grants of stock options are ultimately authorized by the Company's Board of Directors. The Compensation Committee's determination of the size of option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company. Options generally have a five-year vesting period to encourage key employees to continue in the employ of the Company. The Compensation Committee reviews the outstanding unvested options of the key executives from time to time and may grant additional options to encourage the retention of key executives. Options for 12,569 shares were granted to executive officers in fiscal 1997 to reward the executive officers for their performance in fiscal 1996 and to establish appropriate incentives for these key executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Chief Executive Officer's compensation generally is based on the same policies and criteria as the other executive officers. Although Mr. Canfield is a member of the Compensation Committee, he does not participate in deliberations concerning his own compensation or in setting his performance objectives or goals. Mr. Canfield's base salary for 1997 was increased by approximately 8% over his 1996 salary based upon the extent to which the Company achieved its goals in 1996 and the Compensation Committee's view of Mr. Canfield's role in that achievement. Mr. Canfield's received no merit bonus in fiscal 1997.

                                     ******

     The foregoing report is provided by the following directors, who were members of the Compensation Committee on March 31, 1997:

                               William W. Canfield
                                 Richard F. Ford
                                Eugene M. Toombs

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For a description of certain transactions involving Messrs. Canfield, Ford and Toombs see "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Recent Financing. In June through August 1996, Petra Capital, LLC (the "Lender") made a loan to the Company in an amount of $4.0 million (the "Loan"), $100,000 of which was purchased by Eugene M. Toombs, a director of the Company, $250,000 by the William W. Canfield Revocable Trust, an affiliate of William W. Canfield, Chairman, President and Chief Executive Officer of the Company, and $650,000 of which was acquired by Gateway Partners, L.P., an affiliate of Richard F. Ford, a director of the Company (the "Participants"). The Loan, which was due and payable on July 1, 2001 and bore interest at 13.25% per annum, was evidenced by a $4.0 million Subordinated Promissory Note (the "Subordinated Note") and a Loan and Security Agreement (the "Loan Agreement"). The Company repaid the Loan upon the closing of its initial public offering (the "IPO") of its Common Stock in October 1996.

     In connection with the Loan, the Company issued to the Lender, the Participants and an unaffiliated financial advisor warrants (the "Warrants") which are exercisable for 138,142 shares of the Company's Common Stock outstanding on the date of issuance of such Warrants, calculated on a fully-diluted basis (which was 3,588,101 shares). The Warrants are each outstanding for a ten-year period from the date of the issuance of such Warrants and are exercisable for an exercise price of $0.01 per share (the "Exercise Price") at any time during the period beginning as of April 22, 1998 and ending on June 28, 2006.

     The Warrants are governed by certain Stock Purchase Warrant agreements which set forth a number of rights and restrictions related to the Warrants. The number of shares issuable upon exercise of the Warrants are subject to certain anti-dilution provisions upon the occurrence of certain events. The holders of the Warrants are also entitled to the same dividends (other than dividends of the Company's capital stock) and rights to purchase securities of the Company which are given to holders of Common Stock that they would have received if they had exercised their Warrants for Common Stock prior to the distribution of such dividends or rights. Further, the holders of the Warrants are entitled to certain registration rights. The holders of the Warrants may, but not earlier than April 22, 1998, demand registration of the shares of the Common Stock issued or issuable upon exercise of the Warrants, provided, however, that the Company is required to effectuate only one such registration. Additionally, the holders of the Warrants have the right to be included in any secondary offering of shares of Common Stock by the Company, provided that such holders must request to be included in such secondary offering at least 30 days prior to the related registration statement filing. Also, William W. Canfield and The William W. Canfield Revocable Trust (the "Selling Shareholders") have agreed that they will not sell any of their shares of Common Stock, now or hereafter owned, unless prior to such sale the Selling Shareholders give notice of the terms of such sale to the holders of the Warrants, and such holders will then have the opportunity to participate in such sale on a pro rata basis.

     Transactions with Intech Group and Intech Partners. The Company has been involved in a series of transactions involving Intech Group, Intech Partners, L.P. ("Intech Partners") and EKI, a company which was formerly owned by Intech Group and Intech Partners and which was acquired by the Company in March 1994. William W. Canfield, the President, Chief Executive Officer and a director of the Company, was the President and a director and a principal shareholder of Intech Group and Managing General Partner of Intech Partners. A former officer of the Company was a limited partner of Intech Partners and President and a director of EKI. Several principal shareholders, directors and executive officers of the Company were directors and executive officers of EKI.

     In July 1996, the Company acquired Intech Group pursuant to a tax-free merger (the "Intech Merger"). At the time of the Intech Merger, the assets of Intech Group consisted exclusively of 1,015,812 shares of the Company's Common Stock of the Company (including shares of the Company's Preferred Stock, existing at that time which automatically converted into shares of the Common Stock upon the closing of the IPO). As a result of the Intech Merger, each outstanding share of common stock of Intech Group was converted into a proportionate number of shares of Common Stock (and TALX convertible preferred stock) plus cash in lieu of fractional shares. The effect of the Intech Merger was a tax-free distribution of Common Stock (and TALX convertible preferred stock) to the shareholders of Intech Group. Immediately prior to the Intech Merger, Intech Group owned approximately 31.46% of the Company's outstanding capital stock.

     Issue of Warrants to Mr. Canfield. Prior to the Company's IPO, Mr. Canfield had provided certain collateral and guarantees under financing agreements with the Company's principal bank. Mr. Canfield received a cash payment for each six-month period that the collateral was pledged and personal guarantees were given representing 1% of the guaranteed amount for each six-month period. Guarantee fees related to this arrangement of $56,297 were expensed in fiscal 1997. The Company terminated this arrangement with Mr. Canfield upon its repayment of the bank loans in connection with the closing of the IPO.

                                PERFORMANCE GRAPH

     The following graph sets forth a comparison for the period beginning October 17, 1996 (the date the Company's Common Stock began trading on the Nasdaq National Market) and ending March 31, 1997, of the cumulative total return on a $100.00 investment in the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return, assuming reinvestment of dividends, on an investment of $100.00 for the same period in companies on the Nasdaq Stock Market (U.S.) and on the Nasdaq Computer and Data Processing Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock and are not intended to forecast or be indicative of future performance of the Common Stock.

                 COMPARISON OF 5 MONTH CUMULATIVE TOTAL RETURN*
          AMONG TALX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                            [PERFORMANCE GRAPH HERE]

                                                    10/17/96    12/96     3/97
                                                    --------  --------  --------

TALX CORPORATION .................................       100        92        86
NASDAQ STOCK MARKET (U.S.) .......................       100       104        98
NASDAQ COMPUTER & DATA PROCESSING ................       100       103        96

---------------
* $100 INVESTED ON 10/17/96 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MARCH 31.

              II. RATIFICATION OF APPOINTMENT INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP was the auditing firm for the fiscal year ended March 31, 1997, and the Company has selected this firm as auditors for the year ending March 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the 1997 Annual Meeting to respond to appropriate questions and to make a statement if such representative so desires.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SUCH APPOINTMENT.

                                   III. VOTING

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote which are present in person or represented by proxy at the 1997 Annual Meeting is required to elect directors, to ratify the appointment of independent auditors and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked "abstain" with respect to the ratification of the appointment of the independent auditors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the ratification of the appointment of the independent auditors and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the ratification of the appointment of the independent auditors and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Company knows of no other matters to come before the meeting. However, if any other matters properly come before the meeting or any postponement or adjournment thereof, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                            IV. SHAREHOLDER PROPOSALS

     Proposals of Shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company by March 20, 1998 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for director, under the Company's Bylaws, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then the Shareholder must give such notice not earlier than 90 days prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered later if the number of directors to be elected to the Board of Directors is increased. The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Bylaws, including such information as name, address, occupation, and number of shares held.

     In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other matters specified in the Company's Bylaws. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

     In each case the notice must be given to the Secretary of the Company, whose address is 1850 Borman Court, St. Louis, Missouri 63146. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                  MISCELLANEOUS

     Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

                                        By Order of the Board of Directors

                                        Craig N. Cohen, Secretary

St. Louis, Missouri
July 18, 1997

                                     ANNEX A

                                  FORM OF PROXY

                                     [FRONT]

                                TALX CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints William W. Canfield and Richard F. Ford, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of TALX CORPORATION (the "Company") to be held on Thursday, August 21, 1997, commencing at 2:00 p.m., St. Louis time, at the Holiday Inn Westport, 1973 Craigshire Drive, St. Louis, Missouri, and at any postponement or adjournment of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified below and in the discretion of any such person on such other business as may properly come before the meeting and any postponement or adjournment thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF SAID NOMINEES AS DIRECTORS AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     Please sign as registered and return promptly in the enclosed envelope to:
TALX Corporation, Midtown Station, P.O. Box 939, New York, NY 10138.

                  (Continued and to be signed on reverse side)

                           /\ FOLD AND DETACH HERE /\

                                     [BACK]

                                    MARK CHOICE AS INDICATED IN THIS EXAMPLE [X]

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Election of Two Directors

   FOR ALL NOMINEES LISTED (EXCEPT AS MARKED TO THE CONTRARY [ ]

   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED [ ]

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ON THE LIST BELOW.)

                           For term expiring in 2000:

                     Eugene M. Toombs       M. Steve Yoakum

2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditor of the Company for the 1998 fiscal year (NOTE: Abstentions from this proposal will count as votes against the proposal)

                        FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

The undersigned hereby acknowledges receipt of the 1997 Annual Report to Shareholders and the Notice of said Annual Meeting and accompanying Proxy Statement.

                              Dated this       day of                     , 1997
                                         -----        --------------------

                              --------------------------------------------------

                              --------------------------------------------------

                               (If Stock is owned in joint names, both owners must sign, or if owned by a corporation, partnership or trust, this Proxy must be signed by an authorized officer, partner or trustee.) If the address at left is incorrect, please write in the correct information.

                           /\ FOLD AND DETACH HERE /\